Exhibit 10.1

FIRST AMENDMENT

TO THE

GOODRICH CORPORATION

AMENDED AND RESTATED

2001 EQUITY COMPENSATION PLAN

(Effective April 17, 2001)

(Amended and Restated Effective as of April 22, 2008)

THIS FIRST AMENDMENT (this “Amendment”) is made this 11th day of January, 2012, by Goodrich Corporation (the “Company”).

W I T N E S S E T H

WHEREAS, the Company maintains the Goodrich Corporation Amended and Restated 2001 Equity Compensation Plan, effective April 17, 2001, and amended and restated effective as of April 22, 2008 (the “Plan”); and

WHEREAS, pursuant to Section 29 of the Plan, the Board of Directors of the Company has the right to amend the Plan from time to time; and

WHEREAS, the Board of Directors of the Company has taken action authorizing this Amendment to the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

I.

Section 26 of the Plan is hereby amended by adding a new paragraph immediately following subsection (d) as follows:

“Notwithstanding anything set forth in this Plan or an award previously made under this Plan to the contrary, for each award made under this Plan that constitutes nonqualified deferred compensation under Section 409A, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, a Change in Control shall be deemed to have occurred for purposes of the payment or settlement of such award only if a “change in the ownership or effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” in each case within the meaning of Treasury Regulation Section 1.409A-3(a)(5), shall have occurred under Section 409A.”

II.

Section 28 of the Plan is hereby amended by adding the following immediately after the second comma:

“including, without limitation and for the avoidance of doubt, the six-month delay period required by Section 409A(a)(2)(B)(i), to the extent applicable, and in accordance with written company policy,”

III.

Section 30 of the Plan is hereby amended by deleting the period at the end of the first sentence and adding the following to the end thereof:

“and the related Treasury regulations (“Section 409A”). Notwithstanding anything set forth in this Plan or an award granted under this Plan to the contrary, for each award granted under this Plan that constitutes nonqualified deferred compensation under Section 409A, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, (i) a disability shall be deemed to have occurred for purposes of the payment or settlement of such award only if a “disability” within the meaning of Section 409A(a)(2)(A)(ii) and 409A(a)(2)(C) and Treasury Regulation Section 1.409A-3(a)(2) shall have occurred under Section 409A; (ii) any reference in this Plan or an award granted under this Plan to “Early Retirement” or “Normal Retirement” shall be deemed a reference to such terms as defined in the Goodrich Corporation Employees’ Pension Plan as in effect on the date of grant of such award; and (iii) all payments required to be made upon a date specified in such award shall be made at such date or a later date within the same year or, if later, by the 15th day of the third calendar month following such specified date, provided that the Plan participant shall not be permitted, directly or indirectly, to designate the year of the payment, or such shorter period as designated in such award.”

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment to be executed as of the day and year first above written.

GOODRICH CORPORATION

By:

Title:

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